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                                                             EXHIBIT (A)(8)(c)



                          INVESTMENT SERVICES AGREEMENT



                  This Investment Services Agreement (this "Agreement") is made effective as of 12:01 a.m., Eastern Standard Time, on the 1st day of October, 1997 ("Effective Date"), by and between THE MANUFACTURERS LIFE INSURANCE COMPANY, a corporation organized under the Insurance Company Act (Canada) ("Provider") and THE MANUFACTURERS LIFE INSURANCE COMPANY OF NEW YORK, a New York stock life insurance corporation ("Company").

                  WHEREAS, Provider has extensive experience in investment operations; and

                  WHEREAS, the Company is a party to an Investment Services Agreement effective July 8, 1992 with Elliott & Page, a subsidiary of Provider (the "Prior Agreement"); and

                  WHEREAS, Company desires Provider to perform certain investment advisory services ("services") for Company in its investment operations; and

                  WHEREAS, Provider and Company contemplate that such an arrangement will achieve certain operating economies and improve services to the mutual benefit of both; and

                  WHEREAS, Provider and Company wish to assure that all charges for services and the use of facilities incurred hereunder are reasonable; and

                  WHEREAS, Provider and Company wish to identify the services to be rendered to Company by Provider and its subsidiaries and to provide a formula for determining the charges to be made to Company:

                  NOW, THEREFORE, in consideration of the premises and of the mutual promises set forth herein, and intending to be legally bound hereby, Provider and Company agree as follows:
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                  1. PERFORMANCE OF SERVICES. Subject to the terms, conditions and limitations of this Agreement, Provider agrees to the extent requested by Company to perform diligently and in a professional manner such services for Company as Company determines to be reasonably necessary in the conduct of its investment operations.

                  Provider agrees at all times to maintain sufficient facilities and trained personnel of the kind necessary to perform this Agreement.

                  2. CAPACITY OF PERSONNEL AND STATUS OF FACILITIES. Whenever Provider utilizes its personnel to perform services for Company pursuant to this Agreement, such personnel shall at all times remain employees of Provider subject solely to its direction and control, and Provider shall alone retain full liability to such employees for their welfare, salaries, fringe benefits, legally required employer contributions and tax obligations.

                  No facility of Provider used in performing services for or subject to use by Company shall be deemed to be transferred, assigned, conveyed or leased by performance or use pursuant to this Agreement.

                  3. EXERCISE OF JUDGMENT IN RENDERING SERVICES. In providing any services hereunder which require the exercise of judgment by Provider, Provider shall perform any such services in accordance with any standards and guidelines Company develops and communicates to Provider. In performing any services hereunder, Provider shall at all times act in a manner reasonably calculated to be in or not opposed to the best interests of Company.

                  4. CONTROL. The performance of services by Provider for Company pursuant to this Agreement shall in no way impair the absolute control of the business and operations of Provider or Company by their respective Boards of Directors. Provider shall act hereunder so as to assure the separate operating identity of Company.



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                  5. SERVICES. The performance of Provider under this Agreement with respect to the business and operations of Company, including without limitation the kinds of investments to be purchased and sold for the account of Company hereunder, shall at all times be subject to the direction and control of the Board of Directors of Company.

                  Subject to the terms, conditions and limitations of this Agreement, Provider shall provide to Company the services set forth in Appendix A, which is attached hereto and made a part of this Agreement.

                  6. CHARGES. Charges for the services provided hereunder shall include all direct and directly allocable expenses, reasonably and equitably determined to be attributable to Company by Provider, plus a reasonable charge for direct overhead, the amount of such charge for overhead to be agreed upon by the parties from time to time. Subject to New York Insurance Department Regulation 33, the bases for determining such charges to Company shall be those used by Provider for internal cost distribution. Such bases shall be modified and adjusted by mutual agreement where necessary or appropriate to reflect fairly and equitably the actual incidence of cost incurred by Provider on behalf of Company. Cost analyses will be made from time to time by Provider to determine, as closely as possible, the actual cost of services rendered and facilities made available to Company hereunder. Provider shall forward to Company the information developed by these analyses, and such information shall be used to develop bases for the distribution of expenses which more currently reflect the actual incidence of cost incurred by Provider on behalf of Company.

                  Provider's determination of charges hereunder shall be presented to Company, and if Company objects to any such determination, it shall so advise Provider within thirty (30) days of receipt of notice of said determination. Unless the parties can reconcile any such objection,


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they shall agree to the selection of a firm of independent certified public accountants which shall determine the charges properly allocable to Company and shall, within a reasonable time, submit such determination, together with the basis therefor, in writing to Provider and Company whereupon such determination shall be binding. The expenses of such a determination by a firm of independent certified public accountants shall be borne equally by Provider and Company.

4. In addition, at the first regular Board of Directors meeting of the Company immediately following the end of each calendar year during the term of this Agreement, the Board of Directors of Company shall review the fees charged by Provider for the preceding calendar year. If, pursuant to any such review, the Board of Directors of Company shall determine that the fee charged by Provider for the preceding calendar year is not reflective of the cost to Provider of performing the services provided for hereunder, the Company shall so notify the Provider, and such notice shall specify the amount of the fee that is reflective of Provider's actual costs of performing the services. In such event, the fee for the Provider's performing the services hereunder beginning on October 1 of such year and continuing until later modified pursuant to this section (whether by mutual agreement or pursuant to an independent accountant's determination) shall be the amount specified in the Company's notice to Provider. Fees will be paid quarterly in arrears.

                  7. PAYMENT. Provider shall submit to Company within thirty
(30) days of the end of each calendar quarter a written statement of the amount owed by Company for services pursuant to this Agreement in that calendar quarter, and Company shall pay to Provider within fifteen (15) days following receipt of such written statement the amount set forth in the statement.


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                  8. ACCOUNTING RECORDS AND DOCUMENTS. Provider shall be
responsible for maintaining full and accurate accounts and records of all services rendered pursuant to this Agreement and such additional information as Company may reasonably request for purposes of its internal bookkeeping and accounting operations. Provider shall keep such accounts and records insofar as they pertain to the computation of charges hereunder available at its principal offices for audit, inspection and copying by Company and persons authorized by it or any governmental agency having jurisdiction over Company during all reasonable business hours.

                  9. OTHER RECORDS AND DOCUMENTS. All books, records, and files established and maintained by Provider by reason of its performance under this Agreement which, absent this Agreement, would have been held by Company, shall be deemed the property of Company, and shall be subject to examination at all times by Company and persons authorized by it or any governmental agency having jurisdiction over Company, and shall be delivered to Company at least quarterly.

                  With respect to original documents other than those provided for in Section 5 hereof which would otherwise be held by Company and which may be obtained by Provider in performing under this Agreement, Provider shall deliver such documents to Company within thirty (30) days of their receipt by Provider except where continued custody of such original documents is necessary to perform hereunder.

                  10. RIGHT TO CONTRACT WITH THIRD PARTIES. Nothing herein shall be deemed to grant Provider an exclusive right to provide services to Company, and Company retains the right to contract with any third party, affiliated or unaffiliated, for the performance of services as are available to or have been requested by Company pursuant to this Agreement.


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                  11. CONTACT PERSON(S). Company and Provider each shall appoint one or more individuals who shall serve as contact person(s) for the purpose of carrying out this Agreement. Such contact person(s) shall be authorized to act on behalf of their respective parties as to the matters pertaining to this Agreement. Effective upon execution of this Agreement, the initial contact person(s) shall be those set forth in Appendix B. Each party shall notify the other, in writing, as to the name, address and telephone number of any replacement for any such designated contact person.

                  12. TERMINATION. This Agreement shall remain in effect until terminated by either Provider or Company upon giving thirty (30) days or more advance written notice. Upon termination, Provider shall promptly deliver to Company all books and records that are, or are deemed by this Agreement to be, the property of Company.

                  13. SETTLEMENT ON TERMINATION. No later than sixty (60) days after the effective date of termination of this Agreement, Provider shall deliver to Company a detailed written statement for all charges due and not included in any previous statement to the effective date of termination. The amount owed shall be due and payable within fifteen (15) days of receipt of such statement.

                  14. ASSIGNMENT. This Agreement and any rights pursuant hereto shall not be assignable by either party hereto, except as set forth herein or by operation of law. Except as and to the extent specifically provided in this Agreement, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto, or their respective legal successors, any rights, remedies, obligations or liabilities, or to relieve any person other than the parties hereto, or their respective legal successors, from any obligations or liabilities that would otherwise be applicable. The representations, warranties, covenants and agreements


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contained in this Agreement shall be binding upon, extend to and inure to the benefit of the parties hereto, their, and each of their, successors and assigns respectively.

                  15. GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York applicable to contracts made and to be performed in that State, without regard to principles of conflict of laws.

                  16. ARBITRATION. Any unresolved dispute or difference between the parties arising out of or relating to this Agreement, or the breach thereof, except as provided in Section 3, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association and the Expedited Procedures thereof. The award rendered by the Arbitrator shall be final and binding upon the parties, and judgment upon the award rendered by the Arbitrator may be entered in any Court having jurisdiction thereof. The arbitration shall take place in New York, New York.

                  17. NOTICE. All notices, statements or requests provided for hereunder shall be deemed to have been duly given when delivered by hand to an officer of the other party, or when deposited with the U.S. Postal Service, as first class certified or registered mail, postage prepaid, overnight courier service, telex or telecopier, addressed

                 (a)       If to Provider to:

                           The Manufacturers Life Insurance Company
                           200 Bloor Street East
                           Toronto Ontario Canada M4W 1E5

                           Attention:  Senior Vice President, Investments
                           Attention: Portfolio Manager, The Manufacturers Life Insurance Company of New York


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                           If to Company to:

                           The Manufacturers Life Insurance Company of New York International Corporate Center at Rye
                           555 Theodore Fremd Avenue
                           Rye, New York 10580

                           Attention:  Vice President

or to such other persons or places as each party may from time to time designate by written notice sent as aforesaid.

                  19. ENTIRE AGREEMENT. This Agreement, together with such amendments as may from time to time be executed in writing by the parties in accordance with Section 1505 of the New York Insurance Law, constitutes the entire agreement and understanding between the parties in respect of the transactions contemplated hereby and supersedes the Prior Agreement, as well as all other prior agreements, arrangements and understandings relating to the subject matter hereof.

                  20. PRIOR AGREEMENT. The Company represents that the Prior Agreement will be terminated and appropriate authorizations will be given to custodians of Company's assets to permit Provider to perform investment services pursuant to this Agreement as of the Effective Date hereof.

                  21. SECTION HEADINGS. Section headings contained herein are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

                  22. COUNTERPARTS. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.



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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in duplicate by their respective officers duly authorized so to do, and their respective corporate seals to be affixed hereto, as of the date and year first above written.

(Seal)                        THE MANUFACTURERS LIFE INSURANCE COMPANY


                              BY      /s/ JOHN D. RICHARDSON
                                      -----------------------------------------
                                      John D. Richardson
                                      Senior Vice President and General Manager,
                                      U.S. Operations


Attest:/s/ KIMBERLY CICCARELLI


(Seal)                      THE MANUFACTURERS LIFE INSURANCE COMPANY
                            OF NEW YORK


                            BY      /s/ JOSEPH M. SCOTT
                                      -----------------------------------------
                                    Joseph M. Scott
                                    President



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                                   APPENDIX A
                               INVESTMENT SERVICES

                  Pursuant to Paragraph 2 of the Investment Services Agreement of which this is Appendix A, Company does hereby appoint Provider to act for Company as its investment advisor and authorizes Provider to provide asset management services as described herein as to all monies, stocks, bonds, securities and mortgages held in the Company's General Account provided that:

                  1. All investments made by Provider on behalf of Company shall be approved or preauthorized by the Board of Directors of Company or by such committee of the Board charged with supervision of investments and shall be in accordance with investment policies and objectives, rules and regulations established periodically by the Board of Directors of Company or by such committee of the Board charged with the supervision thereof. Provider shall acquire or dispose of any specific investment if so directed by the Board of Directors of Company.

                  2. All investments made by Provider on behalf of Company shall be in those classes of investments prescribed by Section 1405 of the New York Insurance Law or as otherwise permitted Company by law; provided, however, that nothing contained herein shall authorize the Provider to purchase or dispose of on the Company's behalf without its prior written approval any interest in real property, mortgages or any investment not included within one of the following categories:

                  (a) Cash Balances - Cash may be invested in U.S. Treasury bills and A1, P1-rated commercial paper, bankers acceptances and certificates of deposit.


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              (b) Corporate Bonds - The purchase of corporate bonds may include bonds, notes, debentures and other evidences of indebtedness issued, assumed or guaranteed by a corporation incorporated under the laws of the United States of America, or of any state, district or territorial possession thereof; or of the Dominion of Canada or any province thereof, provided that the bonds are rated class 1 or 2 by the Securities Valuation Office of the National Association of Insurance Commissioners.

              (c) Government Obligations - The purchase of government obligations will include bonds, notes, bills and other evidences of indebtedness issued, assumed or guaranteed by the U.S. Government, its agencies or instrumentalities or of any state or municipality thereof; or of the Dominion of Canada or any province thereof; provided the bonds are investment grade as defined by Moody's and S&P.

              (d) Mortgage-Backed Securities - The purchase of mortgage-backed securities will be limited to:

                  i.    The Government National Mortgage Association (GNMA);

                  ii.   The Federal National Mortgage Association (FNMA);

                  iii.  The Federal Home Loan Mortgage Corporation (FHLMC); or

                  iv. Any other entity provided that all the underlying loans are FHA-insured or VA guaranteed loans, or are any other U.S. government guaranteed loans.

              (e) Equity Securities - Equity securities are defined to include preferred stocks that are rated class 1 or 2 by the Securities Valuation Office of the National Association of Insurance Commissioners, mutual fund shares and common stocks which are traded on a national stock exchange.


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Securities shall be held in New York State in behalf of and in the name of
Company in a custodial account with a qualified fiduciary agent or in book-entry form in the Federal Reserve of New York, all such securities, stocks, bonds and evidences of indebtedness, to which access shall be permitted to the proper officers of Company, and such representatives of Provider as shall be authorized from time to time by Company.

                           4. Provider shall keep and maintain books and records
wherein shall be recorded the business transacted by it on behalf of, in the name of, or on account of Company. Provider shall furnish the Company a monthly statement of all investment activities. Provider shall also submit, on a monthly basis, a statement of all investment activities occurring within the period in question, as well as a summary of all investments maintained on behalf of Company. Any and all records maintained by Provider hereunder on behalf of Company shall be and remain the property of Company.

                           5. Provider is authorized and agrees as follows:

                           (b) To analyze, promptly upon receipt, all assets it
manages for the Company pursuant to this Agreement and thereafter, from time to time or as requested by Company, to analyze such assets, and upon completion of such analysis, to report to the Company its recommendations as to the sale or other disposition of any of said assets and as to the investment of cash available for such purpose in accordance with investment policies and objectives established periodically by the Board of Directors of Company or by such committee thereof charged with supervision of investments, and in connection therewith to advise Company of any investments proposed to be made by Provider in any assets for its own account and to permit Company the opportunity to purchase its proportionate share of any such assets, provided that any investment in assets to be jointly held by Company and any parent, affiliate, or subsidiary of



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Company may be made only under a separate agreement that has been submitted to and approved by the New York Insurance Department;

                           (c) To execute the specific instructions of the chief
executive officer of Company or officers designated by him with respect to the sale, exchange, investment or other disposition of the assets managed hereunder;

                           (d) To receive and collect on behalf of Company and
for Company's account all sums due on the sale of any investment items held on behalf of Company under this Agreement, regardless of whether a profit or loss is realized, and to receive and collect for the account of Company all interest payments, dividends, of every kind or character, receipts, income items, profits, commissions, and other sums due or accruing under investments made pursuant to this Agreement and in connection therewith, to reinvest, deposit, or otherwise dispose of such monies or assets in accordance with the provisions of this Agreement and applicable New York Insurance Laws and Regulations; and

                           (e) To surrender promptly for redemption any
securities managed pursuant to this Agreement with respect to which notice of redemption is published, and to prepare, sign and file in the name of the Company any proper certificate or other statement with respect to the ownership of any of said assets which may be required by law upon receiving payment of any income or principal, and to exchange temporary for definitive securities, and to exchange securities in recapitalization and reorganizations, and to deliver securities upon sales thereof.

                           6. To facilitate the delivery of securities held by
Provider, Company does hereby constitute and appoint Provider the true and lawful attorney of Company and authorize Provider in Company's name, place and stead to register all securities from time to time managed by Provider pursuant to this Agreement, other than securities in bearer form, in Company's name


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and execute endorsements, assignments or other instruments of transfer of securities so registered and due bills and dividend orders as Provider may deem proper in connection with the transfer of any such securities, Provider being expressly authorized to execute any such instruments either by signing Company's name alone without any designation of itself as attorney-in-fact, or it may sign Company's name as such attorney.

                  7. Whenever Provider receives and collects monies for the account of Company, Provider will not commingle such monies with its own, but will deposit such monies in an appropriate separate account in the name of Company in a bank domiciled and located in the State of New York.


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                                   APPENDIX B


         CONTACT PERSON(S) FOR PROVIDER

         Joseph B. Mounsey
                  Senior Vice President, Investments

         John MacIntyre
                  Portfolio Manager, The Manufacturers Life Insurance Company of New York


         CONTACT PERSON(S) FOR COMPANY

         Joseph Scott
                  President


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